EXHIBIT 99.1

Contact: Thomas E. Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1ST CENTENNIAL BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM        www.1stcent.com

Redlands, California—September 21, 2007 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced that the Board of Directors of 1st Centennial Bancorp has approved a plan to incrementally repurchase up to an aggregate of $3,000,000 of the Company’s common stock. The repurchase program will be in place on the third business day after the release of the Company’s third quarter 2007 earnings and will continue for a period of twelve months thereafter, subject to earlier termination at the Company’s discretion.

The shares would be repurchased at the prevailing market prices from time to time in open market transactions during the repurchase period. The timing of the purchases and the number of shares to be repurchased at any given time will depend on market conditions and SEC regulations. The company will engage Western Financial Corporation to act on behalf of the Company in connection with said stock repurchases.

“The stock repurchase program is an integral part of 1st Centennial Bancorp’s mission of maximizing shareholder value,” explained Mr. Vessey, “and is representative of our belief in the inherent strength and growth potential of the Company.” He noted that the Company feels its stock is a great value at current market prices.

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

Forward Looking Statements

The statements in this press release regarding the repurchase of 1st Centennial Bancorp common stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties. 1st Centennial Bancorp may repurchase $3,000,000 worth of its stock, none of its stock, or any amount in between. It may also lengthen or shorten the repurchase period, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. 1st Centennial Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in any forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which the Company operates, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation. A detailed description of additional risks relating to 1st Centennial Bancorp can be found in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006. Copies of filings made with the SEC are available though the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.